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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS

                      FILED PURSUANT TO RULE 13d-1(b), (c),

                      AND (d) AND AMENDMENTS THERETO FILED

                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. __)

                       INVESTORS FINANCIAL SERVICES CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    461 915 100
            --------------------------------------------------------
                                  (CUSIP Number)

                                 March 26, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the Rule Pursuant to which this Schedule is filed.

         / /         Rule 13d-1(b)

         /X/         Rule 13d-1(c)

         / /         Rule 13d-1(d)


                                Page 1 of 7 pages

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-----------------------------------               ------------------------------
CUSIP No.   461 915 100                 13G       Page    2  of    7    Pages
          -----------------                            ----------    ----------
-----------------------------------               ------------------------------

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   1  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Hazelnut Partners, L.P.
--------------------------------------------------------------------------------

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) / /
                                                               (b) / /
--------------------------------------------------------------------------------

   3  SEC USE ONLY

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   4  CITIZENSHIP OR PLACE OF ORGANIZATION

                  California
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   NUMBER OF             5    SOLE VOTING POWER

     SHARES                             900,000
                       ---------------------------------------------------------
  BENEFICIALLY           6    SHARED VOTING POWER

    OWNED BY                            0
                       ---------------------------------------------------------
      EACH               7    SOLE DISPOSITIVE POWER

   REPORTING                            900,000
                       ---------------------------------------------------------
  PERSON WITH            8    SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   900,000
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   6.2%
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  12  TYPE OF REPORTING PERSON

                   PN
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                                Page 2 of 7 pages

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-----------------------------------               ------------------------------
CUSIP No.   461 915 100                 13G       Page    3  of    7    Pages
          -----------------                            ----------    ----------
-----------------------------------               ------------------------------


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   1  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Robert A. Day

--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) / /
                                                               (b) / /
--------------------------------------------------------------------------------
   3  SEC USE ONLY

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   4  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
--------------------------------------------------------------------------------
    NUMBER OF            5    SOLE VOTING POWER

     SHARES                             900,000
                       ---------------------------------------------------------
  BENEFICIALLY           6    SHARED VOTING POWER

    OWNED BY                            0
                       ---------------------------------------------------------
      EACH               7    SOLE DISPOSITIVE POWER

    REPORTING                           900,000
                       ---------------------------------------------------------
   PERSON WITH           8    SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   900,000
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.2%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

                  IN
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                                Page 3 of 7 pages

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Item 1.

         (a)      Name of Issuer:

                  INVESTORS FINANCIAL SERVICES CORP.

         (b)      Address of Issuer's Principal Executive Offices:

                  200 Clarendon Street, P.O. Box 9130
                  Boston, Massachusetts  02116

Item 2.

         (a)     Name of Persons Filing:

                  This Statement is being filed on behalf of Hazelnut Partners, L.P., a California limited partnership ("Hazelnut"), and Robert A. Day, an individual and the sole general partner of Hazelnut ("Day" and together with Hazelnut the "Reporting Persons"). See Exhibit A attached hereto.

         (b)      Address of Principal Business Office of the Reporting Persons:

                  c/o Oakmont Corporation
                  865 South Figueroa Street, Suite 700
                  Los Angeles, California  90017

         (c)      Citizenship:

                  Regarding Hazelnut, California.
                  Regarding Day, United States of America.

         (d)      Title of Class of Securities:

                  COMMON STOCK

         (e)      CUSIP Number:

                  461 915 100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           Regarding Hazelnut and Day:

           (a)         / /           Broker or Dealer registered under Section
                                     15 of the Exchange Act;

           (b)         / /           Bank as defined in section 3(a)(6) of the
                                     Exchange Act;

           (c)         / /           Insurance Company as defined in section
                                     3(a)(19) of the Exchange Act;

           (d)         / /           Investment Company registered under
                                     section 8 of the Investment Company Act;

           (e)         / /           Investment Adviser in accordance with
                                     Rule 13d-1(b)(1)(ii)(E);

           (f)         / /           An Employee Benefit Plan, or Endowment
                                     Fund in accordance with Rule 13d-1(b)(1)
                                     (ii)(F);

           (g)         / /           Parent Holding Company or Control Person
                                     in accordance with 13-1(b)(ii)(G);

           (h)         / /           A Savings Association as defined in
                                     Section 3(b) of the Federal Deposit
                                     Insurance Act;


                                Page 4 of 7 pages

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           (i)         / /           A Church Plan that is excluded from the
                                     definition of an Investment Company under
                                     Section 3(c)(14) of the Investment Company
                                     Act;

           (j)         / /           Group, in accordance with Rule 13d-1(b)(1)
                                     (ii)(H)

           If this statement is filed pursuant to Rule 13d-1(c), check
           this box.   /X/

Item 4.    Ownership

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issue identified in
           Item 1.

           Regarding Hazelnut:

           The information from paragraphs 5 through 9 and 11 of page 2 is incorporated herein by reference.

           Regarding Day:

           The information from paragraphs 5 through 9 and 11 of page 3 is incorporated herein by reference. Day is the sole general partner of Hazelnut.

Item 5.    Ownership of Five Percent or Less of a Class

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not applicable.

Item 8.    Identification and Classification of Members of the Group

           Not applicable.

Item 9.    Notice of Dissolution of Group

           Not applicable.

Item 10.   Certification

           By signing below each of the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 5 of 7 pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of their respective knowledge and belief, the undersigned each certify that the information set forth in this Statement is true, complete and correct.

                                                 April 6, 1999



                                                 HAZELNUT PARTNERS, L.P.



                                                 By: /s/ Robert A. Day
                                                    ----------------------------
                                                          Robert A. Day
                                                          General Partner



                                                 ROBERT A. DAY



                                                 /s/ Robert A. Day
                                                 -------------------------------


                                Page 6 of 7 pages

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                                    EXHIBIT A

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

         Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree and consent (i) to the joint filing on their behalf of this Schedule 13G dated April 6, 1999 in connection with the common stock of Investors Financial Services Corp., and (ii) to the joint filing on their behalf of any amendments thereto.

                                  April 6, 1999



                                  HAZELNUT PARTNERS, L.P.



                                  By: /s/ Robert A. Day
                                     -------------------------------------------
                                        Robert A. Day
                                        General Partner



                                 ROBERT A. DAY



                                 /s/ Robert A. Day
                                 -----------------------------------------------


                                Page 7 of 7 pages